EXHIBIT 10.8

EXECUTION COPY

AMENDMENT NO. 14 TO THE LOAN AGREEMENT

          THIS AMENDMENT NO. 14 TO THE LOAN AGREEMENT is made as of October 30, 2002 (this “Agreement”) by and among RECOTON CORPORATION, a New York corporation (“Recoton”), INTERACT ACCESSORIES, INC., a Delaware corporation (“InterAct”), RECOTON AUDIO CORPORATION, a Delaware corporation (“Audio”), AAMP OF FLORIDA, INC., a Florida corporation (“AAMP”), RECOTON HOME AUDIO, INC., a California corporation (“RHAI”), RECOTON ACCESSORIES, INC., a Delaware corporation (“Recoton Accessories”) and RECOTON MOBILE ELECTRONICS, INC., a Delaware corporation (“Mobile Electronics”) and together with Recoton, InterAct, Audio, AAMP, RHAI and Recoton Accessories collectively, the “Borrowers”, the Guarantors (the Borrowers and the Guarantors are sometimes collectively referred to herein as the “Loan Parties”), the Lenders, HELLER FINANCIAL, INC., a Delaware corporation, for itself as a Lender and as Administrative Agent and Senior agent and GENERAL ELECTRIC CAPITAL CORPORATION, a New York corporation for itself as a Lender and as Collateral Agent and Syndication Agent (the Administrative Agent, Senior Agent, Collateral Agent and Syndication Agent are sometimes referred to herein as the “Agents”) and is made with reference to the Loan agreement dated as of October 31, 2000 (as amended by the (i) Consent and Amendment No. 1 to the Credit Agreement and Amendment No. 1 to the Security Agreement, dated as of February 7, 2001, (ii) Amendment No. 2 to the Credit Agreement, dated as of May 10, 2001, (iii) Consent and Amendment No. 3 to the Loan Agreement, Amendment No. 2 to the Security agreement and Amendment No. 1 to the Pledge Agreement, dated as of July 3, 2001, (iv) Fourth Amendment to Loan Agreement, dated as of February 26, 2002, (v) Waiver, Consent and Amendment No. 5 to the Loan Agreement, dated as of March 29, 2002, (vi) Waiver and Amendment No. 6, dated as of August 28, 2002 (“Amendment No. 6”), (vii) Amendment No. 7 to the Loan Agreement, dated as of September 13, 2002, (viii) Amendment No. 8 to the Loan Agreement dated as of September 18, 2002, (ix) Amendment No. 9 to the Loan Agreement dated as of September 20, 2002, (x) Amendment No. 10 to the Loan Agreement dated as of September 23, 2002, (xi) Amendment No.11 to the Loan Agreement, Amendment No. 3 to the Security Agreement and Amendment No. 2 to the Pledge Agreement dated as of September 25, 2002, (xii) Amendment No. 12 to the Loan Agreement dated as of October 4, 2002 and (xiii) if effective, Amendment No. 13 to the Loan Agreement dated as of October 22, 2002 (“Amendment No. 13”), as the same may be further amended, supplemented, restated or otherwise modified from time to time, the “Loan Agreement”), among the Borrowers, the Guarantors, the Lenders and the Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Loan Agreement as amended hereby.

R E C I T A L S

           WHEREAS, the Borrowers, the Guarantors, the Lenders and the Agents have entered into the Loan Agreement;

           WHEREAS, the Lenders have made Loans to the Borrowers pursuant to the terms of the Loan Agreement;

          WHEREAS, the Borrowers expressly reaffirm all of the Loan Documents and the debt and other obligations thereunder, the Borrowers agree that nothing contained herein shall operate to release the Borrowers or any other person or persons from their liability to keep and perform the provisions, conditions, obligations, and agreements contained in the Loan Documents, except as may be herein modified, and the Borrowers hereby reaffirm that each and every provision, condition, obligation and agreement in such documents shall continue in full force and effect, except as may be herein modified;

          WHEREAS, the validity, priority and perfection of all mortgages, security interests and other liens granted or created by the Loan Documents is hereby acknowledged and confirmed by the Borrowers, and the Borrowers agree that such documents shall continue to secure the Loans and the other Obligations, as may be amended by this Agreement, without any change, loss or impairment of the priority of such mortgages, security interests or other liens;

          WHEREAS, the Borrowers have requested that the Lenders agree to amend certain provisions of the Loan Agreement;

          WHEREAS, subject to the terms and conditions of this Agreement, the Lenders have agreed to amend certain provisions of the Loan Agreement as specifically set forth herein;

          NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

           Section 1.      Certain Amendments to the Loan Agreement. Subject to the satisfaction of each of the conditions set forth in Section 3 of this Agreement, as of the Effective Date (as defined herein) the Loan Agreement is hereby amended as follows:

                 (a)      Section 2.1(A)(2) is hereby amended to delete October 31, 2002 as the date of the final Scheduled Installment of Term Loan B, and to replace such date with November 29, 2002.

                 (b)       The second sentence of the first paragraph of Section 2.1(B) is hereby amended and restated in its entirety as follows:

“The aggregate amount of all Revolving Loan Commitments shall not exceed $117,500,000, as such amount may be reduced from time to time pursuant to subsections 2.4(B)(5), 2.4(B)(6) or 2.4(C).”

                 (c)       Clause (b) of Section 2.1(B)(2) is hereby amended and restated in its entirety as follows:

“(b) up to the lesser of (i) 70% of Eligible Inventory and (ii) (A) 100% of the Appraised Value of Eligible Inventory for the period beginning October 4, 2002 and ending on, and including, November 30, 2002, and (B) 85% of the Appraised Value of Eligible Inventory at all times after November 30, 2002;"

                 (d)       Section 2.3 of the Loan Agreement is hereby amended to add the following new subsection (I):

“(I) Amendment No. 14 Fee. The Borrowers agree to pay to the Administrative Agent, for distribution to the Lenders (excluding the Term Loan C Lenders and Term Loan D Lenders) ratably based upon their relative interests in the Revolving Loan Commitment, the outstanding principal balance of Term Loan A and the outstanding principal balance of Term Loan B, a $500,000 amendment fee due and payable in full in cash or other immediately available funds on March 31, 2003; provided, however, that such fee shall be reduced to $250,000 if all of the Obligations hereunder have been paid in full in cash, and the Commitments are terminated, on or before March 31, 2003. Except as may be reduced pursuant to the preceding sentence, such fee shall be fully-earned and non-refundable.”

           Section 2.      Representations and Warranties. The Loan Parties hereby represent and warrant to each Agent and each Lender that after giving effect to this Agreement:

                (a)       no Default or Event of Default has occurred and is continuing on and as of the date hereof;

                (b)       the representations and warranties of the Loan Parties and the other Loan Parties contained in the Loan Agreement and the other Loan Documents are true and correct on and as of the date hereof as if made on and as of the date hereof, except to the extent such representations and warranties expressly relate to a different date; and

                (c)       the execution and delivery by the Loan Parties to this Agreement and the performance by the Loan Parties of all of their respective agreements and obligations under this Agreement and the Loan Agreement as amended hereby, respectively, are within the power and authority of the Loan Parties and have been duly authorized by all necessary action on the part of the Loan Parties, and that the execution and delivery by the Loan Parties, of this Agreement and the performance by each of the transactions contemplated hereby will not contravene any term or condition set forth in any material agreement or instrument to which each is a party or by which each is bound.

           Section 3.      Effectiveness and Conditions Precedent. This Agreement shall become effective on October 30, 2002 (the “Effective Date”), upon the Administrative Agent’s receipt of counterparts of this Agreement executed and delivered by each of the Lenders (other than the Term Loan C Lenders and, if Amendment No. 13 shall then be effective, the Term Loan D Lenders), the Borrowers and the Guarantors (which executions and deliveries may be effected by delivery and receipt by facsimile transmission). In the event that the conditions set forth in Section 3 of Amendment No. 13 are satisfied after the satisfaction of this Section, then the amendments effected pursuant to Amendment No. 13 shall be deemed to have become effective prior to (i.e. as of October 22, 2002) the amendments effected pursuant to this Agreement (i.e. as of October 30, 2002) notwithstanding the actual order of such satisfactions.

           Section 4.      Status of Loan Documents; Additional Representations and Warranties.

                (a)      This Agreement is limited solely for the purposes and to the extent expressly set forth herein, and, except as expressly provided hereby, (i) the terms, provisions and conditions of the Loan Documents and (ii) the Liens granted under the Loan Documents shall continue in full force and effect and are hereby ratified and confirmed in all respects.

                (b)       No waiver or amendment of any terms or provisions of the Loan Agreement made hereunder shall relieve the Loan Parties from complying with any other term or provision of the Loan Agreement or any other Loan Document.

                (c)       No action taken by any Lender, the Administrative Agent or the Collateral Agent prior to, on or after the date hereof shall constitute a waiver of or modification of any term or condition of any of the Loan Documents, except as specifically set forth herein, or prejudice any rights which the Administrative Agent, the Collateral Agent or any of the Lenders may now have as of the date hereof or may have in the future under or in connection with the Loan Documents, including without limitation all rights and remedies in connection with Defaults, Events of Default and failures of conditions precedent to the making of Loans and the issuance of Lender Letters of Credit that have occurred and are continuing, all of which rights and remedies each Lender, the Administrative Agent and the Collateral Agent hereby expressly reserve.

                (d)       The Loan Parties represent and warrant to each of the other parties hereto that except as heretofore disclosed in writing by the Loan Parties to the Lenders, as of the date hereof, there is no pending or, to the knowledge of the Loan Parties, threatened action, suit, proceeding, governmental investigation or arbitration against or affecting any of the Loan Parties or any property of any of the Loan Parties that is likely to have a Material Adverse Effect.

           Section 5.      Certain Covenants and Agreements of the Borrowers. The parties hereto hereby agree that the failure of the Borrowers to comply with any of the following provisions in this Section 5, will result in an immediate Event of Default under the Loan Agreement notwithstanding the provisions of subsection 8.1(E) of the Loan Agreement or any other grace period or right to cure contained in the Loan Agreement or any other Loan Document.

                (a)       The Borrowers shall provide to the Administrative Agent on or before October 31, 2002, with copies to each Lender, a revised consolidated cash flow projection with respect to the operations of the Borrowers and their Subsidiaries, with such detail as may be satisfactory to the Administrative Agent, for the period from November 1, 2002 through December 31, 2002 which incorporates: (a) expected operating performance, (b) the Borrowers’ expected reductions to variable costs, (c) a 70% advance rate on Eligible Inventory, and (d) the deferment of the October 31, 2002 Term Loan B Scheduled Installment to November 29, 2002.

                (b)       The Borrowers shall sell for fair value an amount of Inventory (other than Eligible Inventory) sufficient to generate not less than $0.5 million of Net Proceeds in cash by November 15, 2002, and not less than an additional $1.5 million of Net Proceeds in cash by November 30, 2002. Such dispositions are hereby approved by the Lenders notwithstanding the provisions of Section 7.3(A) of the Loan Agreement, and the aggregate Net Proceeds of such sales shall be applied to reduce the outstanding amounts of Revolving Loan without reducing the Revolving Loan Commitment and notwithstanding any provisions of the Loan Agreement to the contrary; provided that if the aggregate Net Proceeds of such sales are in excess of $5 million, the amount by which such aggregate Net Proceeds exceed $5 million shall be applied to reduce the outstanding principal amount of Term Loan A, in inverse order of maturity, notwithstanding any provisions of the Loan Agreement to the contrary. Concurrently with each such sale, the Borrowing Base reserve previously established by the Administrative Agent for obsolete Inventory shall be reduced by the amount of the gross inventory value of such Inventory that is sold.

                (c)       The Borrowers shall provide to the Agent on or before November 11, 2002, with copies to each Lender, consolidated debtor-in-possession cash flow projections with respect to the Borrowers and their Subsidiaries with such detail as may be satisfactory to the Administrative Agent.

                (d)       The Borrowers shall provide to the Administrative Agent on or before October 31, 2002, with copies to each Lender, a description of the Borrowers’ employee severance program with such detail as may be satisfactory to the Administrative Agent.

                (e)       The Borrowers shall provide to the Administrative Agent on or before October 31, 2002, with copies to each Lender, a report, with sufficient detail as may be satisfactory to the Administrative Agent, from the independent Compensation Committee of Recoton with respect to the Borrowers’ expected executive compensation savings for the calendar year 2003.

                (f)       The Borrowers shall provide to the Administrative Agent on or before November 20, 2002, with copies to each Lender, a first quarter 2003 consolidated cash flow projection for the Borrowers and their Subsidiaries with such detail as may be satisfactory to the Administrative Agent.

                (g)       The Borrowers shall provide to the Administrative Agent on or before November 15, 2002, with copies to each Lender, an analysis, with such detail as may be satisfactory to the Administrative Agent, of the anticipated tax consequences from the expected sales of the Borrowers’ InterAct, NHT, German and AAMP business units.

                (h)       On or before November 29, 2002, the Borrowers shall list each of their owned condominiums in Heathrow, Florida for sale with a licensed real estate broker.

           Section 6.      Deferment of InterAct International Sale Agreement Covenant. Effective upon the satisfaction of the conditions set forth in Section 3 of this Agreement, the requirement that the Administrative Borrower deliver a definitive sale agreement with respect to InterAct International, Inc. on or before October 30, 2002 pursuant to clause (iii) of Section 6(f) of Amendment No. 6, is hereby extended to, and shall be due on or before, November 15, 2002.

          Section 7.      Extension of Delivery of Definitive Agreement for InterAct. Effective upon the satisfaction of the conditions set forth in Section 3 of this Agreement, the due date for the delivery by the Administrative Borrower to the Administrative Agent of a definitive agreement with respect to the sale of InterAct International, which was October 30, 2002 pursuant to clause (iii) of Section 4(f) of Amendment No. 6, is hereby extended to, and shall be delivered on or before, November 15, 2002.

           Section 8.      Miscellaneous.

                (a)       No Waiver, Cumulative Remedies. No failure or delay or course of dealing on the part of any Agent or any Lender in exercising any right, power or privilege hereunder shall operate as an express or implied waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. The rights, powers and remedies herein expressly provided are cumulative and not exclusive of any rights, powers or remedies which the Lenders would otherwise have. No notice to or demand on the Borrowers or Guarantors in any case shall entitle the Borrowers or Guarantors to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Lenders to any other or further action in any circumstances without notice or demand.

                (b)       Ratification, Etc. Except as expressly provided for herein, the Loan Agreement and all documents, instruments and agreements related thereto, including but not limited to, the Security Documents, are hereby ratified and confirmed in all respects and shall continue in full force and effect. Without limiting the generality of the foregoing, each of the Loan Parties and each of the Lenders party hereto ratify and confirm the effectiveness, validity, and enforceability of each of the amendments to the Loan Agreement entered into by the Borrowers and the Lenders or the Requisite Lenders and each of the amendments to the Security Agreement and Pledge Agreement entered into by the Loan Parties and the Senior Agent. The Loan Agreement and this Agreement shall be read and construed as a single agreement. This Agreement shall constitute one of the Loan Documents and the obligations of the Borrowers and Guarantors under this Agreement shall constitute Obligations for all purposes of the Loan Documents. All references in the Loan Agreement, the Loan Documents or any related agreement or instrument to the Loan Agreement shall hereafter refer to the Loan Agreement as amended hereby.

                (c)       Expenses. The Borrowers agree to pay and reimburse the Administrative Agent and Lenders for all of their costs and expenses (including, without limitation, costs and expenses of legal counsel and Richter Consulting, Inc.) in connection with this Agreement.

                (d)       Bankruptcy; Insolvency. The Borrowers represent and warrant that, on and as of the date hereof, no proceeding has been filed or commenced by or against the Borrowers for dissolution or liquidation, or by or against the Borrowers voluntarily or involuntarily terminating or dissolving or being terminated or dissolved; nor does there exist insolvency of the Borrowers, nor do the Borrowers fail to pay their debts as they become due in the ordinary course of business; nor has a creditor’s committee been appointed for the business of the Borrowers; nor have the Borrowers made an assignment for the benefit of creditors, or filed a petition in bankruptcy or for reorganization or to effect a plan of arrangement with creditors; nor have the Borrowers applied for or permitted the appointment of a receiver or trustee for any or all of their property, assets or rights; nor are the Borrowers aware of any such receiver or trustee being appointed for any or all of their property, assets or rights; nor has any of the above actions or proceedings whatsoever been commenced by or against any other party liable for the Obligations.

                (e)       Headings Descriptive. The headings of the several Sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision.

                (f)       Severability. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

                (g)       Counterparts. This Agreement may be executed and delivered in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A complete set of counterparts shall be lodged with each of Recoton and the Administrative Agent.

          Section 9.      Release. The Borrowers and each of the Guarantors hereby acknowledges and confirms that (i) it does not have any grounds, and hereby agrees not to challenge (or to allege or to pursue any matter, cause or claim arising under or with respect to), in any case based upon acts or omissions of any of the Agents or Lenders occurring prior to the date hereof or facts otherwise known to it as of the date hereof, the effectiveness, genuineness, validity, collectibility or enforceability of the Loan Agreement or any of the other Loan Documents, the Obligations, the Liens securing such Obligations, or any of the terms or conditions of any Loan Document (it being understood that such acknowledgement and confirmation does not preclude the Borrowers or the Guarantors from challenging the Agents’ or any Bank’s interpretation of any term or provision of the Loan Agreement or other Loan Document) and (ii) it does not possess (and hereby forever waives, remises, releases, discharges and holds harmless the Agents, the Lenders, and their respective affiliates, stockholders, directors, officers, employees, attorneys, agents and representatives and each of their respective heirs, executors, administrators, successors and assigns (collectively, the “Indemnified Parties”) from and against, and agrees not to allege or pursue) any action, cause of action, suit, debt, claim, counterclaim, cross-claim, demand, defense, offset, opposition, demand and other right of action whatsoever, whether in law, equity or otherwise (which it, all those claiming by, through or under it, or its successors or assigns, have or may have) against the Indemnified Parties, or any of them, by reason of, any matter, cause or thing whatsoever, with respect to events or omissions occurring or arising on or prior to the date hereof and relating to the Loan Agreement or any of the other Loan Documents (including, without limitation, with respect to the payment, performance, validity or enforceability of the Obligations, the Liens securing the Obligations or any or all of the terms or conditions of any Loan Document) or any transaction relating thereto; provided, however, that no Borrower nor Guarantor hereby releases or holds harmless any Indemnified Party for actions or omissions by any such Indemnified Party constituting, or losses or expenses directly resulting from, the gross negligence or willful misconduct of such Indemnified Party as determined by a final judgment of a court of competent jurisdiction.

           Section 10.      Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

* * * *

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective duly authorized officers as of the date first written above.

BORROWERS:	RECOTON CORPORATION

By: /s/ Arnold Kezsbom
Name: Arnold Kezsbom
Title: Executive Vice President - Finance

INTERACT ACCESSORIES, INC.
RECOTON AUDIO CORPORATION
AAMP OF FLORIDA, INC.
RECOTON HOME AUDIO, INC.
RECOTON ACCESSORIES, INC.
RECOTON MOBILE ELECTRONICS, INC.

By: /s/ Arnold Kezsbom
Name: Arnold Kezsbom
Title: Vice President

GUARANTORS:	CHRISTIE DESIGN CORPORATION
RECOTON INTERNATIONAL HOLDINGS, INC.
RECOTON JAPAN, INC.
RECONE, INC.
RECOTON CANADA LTD.
INTERACT CANADA, LTD.
INTERACT INTERNATIONAL, INC.
INTERACT HOLDINGS, INC.
INTERACT TECHNOLOGIES, INC.

By: /s/ Arnold Kezsbom
Name: Arnold Kezsbom
Title: Vice President

LENDERS:	HELLER FINANCIAL, INC.,
individually and as Senior Agent and
Administrative Agent

By: /s/ Hugh Wilder
Name: Hugh Wilder
Title: Senior Vice President

GENERAL ELECTRIC CAPITAL CORPORATION,
individually and as Collateral Agent and
Syndication Agent

By: /s/ Hugh Wilder
Name: Hugh Wilder
Title: Authorized Signatory

BANK OF AMERICA, N.A.

By: /s/ Valerie Peppe
Name: Valerie Peppe
Title: Assistant Vice President

THE CIT GROUP / BUSINESS CREDIT, INC.

By: /s/ Vincent Belcastro
Name: Vincent Belcastro
Title: Vice President

GUARANTY BUSINESS CREDIT CORPORATION

By: /s/ James E. Casper
Name: James E. Casper
Title: Senior Vice President

FOOTHILL CAPITAL CORPORATION

By: /s/ Robert J. Cambora
Name: Robert J. Cambora
Title: Senior Vice President

CITIZENS BUSINESS CREDIT

By: /s/ Thomas D. Opie
Name: Thomas D. Opie
Title: Vice President

WASHINGTON MUTUAL BANK

By: /s/ Terri K. Lins
Name: Terri K. Lins
Title: Vice President

SIEMENS FINANCIAL SERVICES, INC.

By: /s/ Frank Amodio
Name: Frank Amodio
Title: Vice President - Credit

GMAC BUSINESS CREDIT LLC

By: /s/ Alexander J. Chobot
Name: Alexander J. Chobot
Title: Vice President

U.S. BANK NATIONAL ASSOCIATION

By: /s/ Suzanne Geiger
Name: Suzanne Geiger
Title: Senior Vice President